Exhibit 21.01

SUBSIDIARIES OF THE REGISTRANT

Subsidiaries	State or Other Jurisdiction of Incorporation or Organization

Amyris Fuels, LLC	Delaware

AB Technologies LLC	Delaware

Amyris Brasil S.A.	Brazil

SMA Indústria Química S.A.	Brazil